April 16, 2003                          Mr. Richard G. Spencer
                                        President and Chief Executive Officer
                                        (412) 367-3300
                                        E-mail: rspencer@fidelitybank-pa.com



                        FIDELITY BANCORP, INC. ANNOUNCES
                             SECOND QUARTER EARNINGS


PITTSBURGH, PA -- April 16, 2003 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings for the three-month period ending March 31, 2003. Net income for the period was $1.07 million or $.43 per share (diluted), compared to $1.10 million or $.48 per share (diluted) in the prior year quarter. The Company's annualized return on average assets was .69% and return on average equity was 9.68% compared to .77% and 12.06% respectively, for the same period in the prior year. For the six-month period ending March 31, 2003, net income was $1.85 million, or $.75 per share (diluted), compared to $2.06 million or $.91 per share (diluted) in the prior year period. Annualized return on assets was .60% and return on equity was 8.51% for the fiscal 2003 period, compared to ..72% and 11.41%, respectively, for the same period in the prior year. Fiscal 2003 results include, as a component of interest expense, the first quarter write-off of $599,000 in unamortized issuance costs related to $10,250,000 of 9.75% trust preferred securities that were called by the Company on November 4, 2002.

The 9.75% trust preferred securities that were called were replaced in September 2002 with $10,000,000 of floating rate trust preferred securities that bore an initial rate of 5.22% through December 26, 2002, and which adjust quarterly thereafter at a rate of 3-Month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 4.69%. The 9.75% trust preferred securities were called by the Company and replaced by the floating rate trust preferred securities primarily to take advantage of the current low interest rate environment.

Net interest income before provision for loan losses decreased $73,000 or 2.2% to $3.28 million for the three-month period ending March 31, 2003, compared to $3.35 million in the prior year period. For the six months ended March 31, 2003, net interest income before provision for loan losses decreased $178,000 or 2.8% to $6.16 million, compared to $6.34 million in the prior year period. The decrease for the three-month period ended March 31, 2003 primarily reflects yields on interest-earning assets decreasing slightly faster than the decrease in the cost of interest-paying liabilities, resulting in a narrower spread. The decrease for the six-month period ended March 31, 2003 reflects the $599,000 write-off of the unamortized issuance costs discussed above.

The provision for loan losses decreased to $75,000 for the quarter ended March 31, 2003, compared to $100,000 in the prior year quarter, and increased to $405,000 for the six-months ended March 31, 2003, compared to $200,000 in the prior year period. The increase for the six-month period primarily results from the write-off of a $300,000 commercial business loan after the entity declared bankruptcy. Non-performing assets and real estate owned were .58% of total assets at March 31, 2003, and the allowance for loan losses was 95.7% of non-performing loans at that date.

Other income increased $277,000 or 44.4% to $901,000 for the quarter ended March 31, 2003 compared to $624,000 for the same period last year. For the six months ended March 31, 2003, other income was $1.95 million, an increase of $597,000 or 44.0% over the prior year period. The increases for the current period result primarily from gain on sale of investments of $161,000 compared to a loss of $14,000 in the prior year, and an increase in deposit service charges and fees to $276,000 from $167,000 for the prior year period. The increases for the six month period ended March 31, 2003 are gain on investment sales of $388,000 in 2003 compared to $90,000 in 2002; loan fees and charges of $235,000 in 2003 versus $202,000 in 2002; and deposit service charges and fees of $599,000 in 2003 compared to $355,000 in 2002.

Operating expenses for the quarter ended March 31, 2003, increased $211,000 or 8.4% to $2.72 million compared to $2.50 million for the comparable prior year period. For the six-month period in this fiscal year, operating expenses increased $358,000 or 7.2% to $5.33 million, compared to $4.97 million in the prior year period. The increase in operating expenses is partially attributed to the operation of the Carnegie branch obtained in the Carnegie Savings Bank acquisition in February 2002, and the acquisition of the Troy Hill branch obtained in the First Pennsylvania Savings Association acquisition in December 2002. The increased components of operating expenses for the three month period ended March 31, 2003 are primarily compensation and benefits expense of $1.64 million compared to $1.48 million in the prior year and office occupancy and equipment expense of $269,000 compared to $214,000 in 2002. The increased components of operating expenses for the six month period ended March 31, 2003 are primarily compensation and benefits expense of $3.30 million compared to $2.99 million in the prior year; office occupancy and equipment expense of $460,000 in 2003 compared to $416,000 in 2002; depreciation expense of $344,000 in 2003 compared to $301,000 in 2002; and, other operating expenses of $1.17 million in 2003 compared to $1.11 million in 2002. These increases were partially offset by decreases in loss on real estate owned to $5,000 in 2003 from $35,000 in 2002 and amortization of intangibles to $22,000 in 2003 from $81,000 in 2002.

Provision for income taxes increased $46,000 or 17.2% to $314,000 for the quarter ended March 31, 2003 compared to $268,000 for same period last year. For the six months ended March 31, 2003, the provision for income taxes increased $66,000 or 14.2% to $532,000 compared to $466,000 for the same period last year. The increase for both periods reflects a higher effective tax rate, primarily resulting from lower levels of tax-free income.

Total assets at March 31, 2003 were $629.5 million, an increase of $13.7 million or 2.2% compared to September 30, 2002, and an increase of $37.1 million or 6.3% compared to March 31, 2002. Net loans outstanding decreased $29.6 million or 9.3% to $286.7 million at March 31, 2003, compared to September 30, 2002, and decreased $36.0 million or 11.2% as compared to March 31, 2002. Savings and time deposits increased $19.1 million or 5.4% to $370.5 million at March 31, 2003, as compared to September 30, 2002, and increased $30.3 million or 8.9% as compared to March 31,

2002. Stockholders' equity was $44.6 million at March 31, 2003, compared to $42.6 million at September 30, 2002 and $37.1 million at March 31, 2002. Balance sheet growth for the current fiscal year includes the acquisition of First Pennsylvania Savings Association in December 2002.

On December 31, 2002, Fidelity completed the acquisition of First Pennsylvania Savings Association. In connection with the acquisition, Fidelity sold approximately 89,600 shares at $17.52 per share of its common stock to First Pennsylvania members, Fidelity stockholders and certain members of the community. Fidelity acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of approximately $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank Advances with a fair value of approximately $13.9 million in the transaction.

Commenting on the Company's performance, Richard G. Spencer, President and Chief Executive Officer said, "Earnings for the second quarter were within our expected range. The current interest rate environment, with rates at their lowest level in approximately 50 years, has created continuing pressure on interest margins as both retail and commercial borrowers have refinanced to lower rate loans in record numbers. We continue to grow, however, and are excited about opening our newest branch in Cranberry Township on April 1, 2003. We are pleased to become a part of this fast growing community and believe that this location will provide significant synergies with our Zelionople and North Hills branches."

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.



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



Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Six Months Ended
March 31, 2003 and 2002 - Unaudited
(In thousands, except per share data)

                                        Three Months Ended   Six Months Ended
                                        ------------------   ------------------
                                             March 31,           March 31,
                                        ------------------   ------------------
                                          2003      2002       2003      2002
                                        --------  --------   --------  --------

Interest income:
   Loans                                 $ 5,298   $ 5,972    $11,052  $12,157
   Mortgage-backed securities              1,254     1,376      2,627    2,758
   Investment securities                   1,757     1,611      3,431    3,295
   Deposits with other institutions           19        19         69       23
                                         -------   -------    -------  -------
      Total interest income                8,328     8,978     17,179   18,233
                                         -------   -------    -------  -------

Interest expense:
   Savings deposits                        2,336     2,575      4,763    5,581
   Borrowed funds                          2,592     2,797      5,303    5,801
   Guaranteed preferred beneficial
      interest in Company's debentures       123       256        952      512
                                         -------   -------    -------  -------
      Total interest expense               5,051     5,628     11,018   11,894
                                         -------   -------    -------  -------

Net interest income before provision
   for loan losses                         3,277     3,350      6,161    6,339
Provision for loan losses                     75       100        405      200
                                         -------   -------    -------  -------
Net interest income after provision
   for loan losses                         3,202     3,250      5,756    6,139
                                         -------   -------    -------  -------
Other income:
   Loan service charges and fees             103        92        235      202
   Gain (loss) on sale of investment
      and mortgage-backed securities         161       (14)       388       90
   Gain on sale of loans                      91       113        198      196
   Deposit service charges and fees          276       167        599      355
   Other operating income                    270       266        533      513
                                         -------   -------    -------  -------
      Total other income                     901       624      1,953    1,356
                                         -------   -------    -------  -------

Operating expenses:
   Compensation and benefits               1,635     1,482      3,297    2,994
   Office occupancy and equipment            269       214        460      416
   Depreciation and amortization             174       142        344      301
   Federal insurance premiums                 15        15         29       29
   (Gain)loss on real estate owned, net       (3)       22          5       35
   Intangible amortization                    14        44         22       81
   Other operating expenses                  611       585      1,171    1,114
                                         -------   -------    -------  -------
      Total operating expenses             2,715     2,504      5,328    4,970
                                         -------   -------    -------  -------

Income before income tax provision         1,388     1,370      2,381    2,525
Income tax provision                         314       268        532      466
                                         -------   -------    -------  -------
Net income                               $ 1,074   $ 1,102    $ 1,849  $ 2,059
                                         =======   =======    =======  =======

Basic earnings per share (1)             $  0.44   $  0.49    $  0.78  $  0.93
                                         =======   =======    =======  =======
Diluted earnings per share (1)           $  0.43   $  0.47    $  0.75  $  0.90
                                         =======   =======    =======  =======


(1) Per share earnings have been restated to reflect the 10% stock dividend paid in May 2002.

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


Fidelity Bancorp, Inc.
Balance Sheet (Unaudited)
(In thousands, except share data)


                                                     March 31,2003  Sept. 30, 2002  March 31,2002
                                                     -------------  --------------  -------------

Assets:
   Cash and due from depository institutions            $  9,912      $  9,318        $  8,312
   Interest-earning demand deposits                        6,896        14,516           7,877
   Investment securities held-to-maturity                 48,859        39,198          33,964
   Investment securities available-for-sale              105,623        90,729          85,775
   Mortgage-backed securities held-to-maturity            57,982        42,403          36,964
   Mortgage-backed securities available-for-sale          80,160        71,656          64,872
   Loans receivable, net                                 286,747       316,320         322,782
   Loans held for sale                                     1,868         1,869             892
   Real estate owned                                         509           658             401
   Federal Home Loan Bank stock, at cost                  10,767        10,120           9,605
   Accrued interest receivable                             3,525         3,711           3,681
   Office premises and equipment                           6,034         5,696           5,474
   Goodwill and other intangible assets                    3,377         2,711           2,791
   Deferred tax assets                                       877           531           2,162
   Prepaid income taxes                                      117           320             405
   Securities sold, but not settled                            -             -             166
   Prepaid expenses and sundry assets                      6,265         6,049           6,290
                                                        --------      --------        --------
      Total assets                                      $629,518      $615,805        $592,413
                                                        ========      ========        ========

Liabilities and Stockholders' Equity:
Liabilities:
   Savings and time deposits                            $370,477      $351,406        $340,154
   Federal Home Loan Bank advances
      and other borrowings                               188,896       190,834         190,520
   Guaranteed preferred beneficial interest in
      Company's debentures                                10,000        20,250          10,250
   Repurchase agreements                                   5,516         5,849           5,607
   Advance payments by borrowers for taxes
      and insurance                                        2,715         1,238           3,630
   Accrued interest payable                                1,552         1,923           1,763
   Securities purchased, but not settled                   3,820             -             769
   Other accrued expenses and sundry liabilities           1,906         1,725           2,637
                                                        --------      --------        --------
      Total liabilities                                  584,882       573,225         555,330
                                                        --------      --------        --------

Stockholders' equity (1):
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 2,527,333,
       2,504,563 and 2,460,285 shares issued                  25            25              23
   Treasury stock, 98,079, 183,287 and 288,186 shares     (1,236)       (2,358)         (2,358)
   Additional paid-in capital                             15,781        15,458          15,071
   Retained earnings - substantially restricted           27,560        26,282          24,474
   Accumulated other comprehensive income (loss),
      net of tax                                           2,506         3,173            (127)
                                                        --------      --------        --------
      Total stockholders' equity                          44,636        42,580          37,083
                                                        --------      --------        --------

      Total liabilities and stockholders' equity        $629,518      $615,805        $592,413
                                                        ========      ========        ========


(1)  Shares have been  restated to reflect  the 10% stock  dividend  paid in May
     2002.

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


Other Data:



                                          At or For the Three Month Period Ended

                                                       March 31,
                                                 ---------------------

                                                  2003          2002
                                                 ------       --------

Annualized return on assets                       0.69%         0.77%
Annualized return on equity                       9.68%        12.06%
Equity to assets                                  7.09%         6.26%
Interest rate spread (tax equivalent)             2.19%         2.45%
Net interest margin (tax equivalent)              2.38%         2.64%
Non-interest expense to average assets            1.74%         1.75%
Loan loss allowance to net loans                  1.05%         0.95%
Non-performing loans and real estate
  owned to total assets at end-of-period          0.58%         0.50%



                                            At or For the Six Month Period Ended

                                                       March 31,
                                                 ---------------------

                                                  2003          2002
                                                 ------       --------

Annualized return on assets                       0.60%          0.72%
Annualized return on equity                       8.51%         11.41%
Equity to assets                                  7.09%          6.26%
Interest rate spread (tax equivalent)             2.11%          2.37%
Net interest margin (tax equivalent)              2.27%          2.52%
Non-interest expense to average assets            1.72%          1.75%
Loan loss allowance to net loans                  1.05%          0.95%
Non-performing loans and real estate
  owned to total assets at end-of-period          0.58%          0.50%


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